Exhibit 10.1
SECOND AMENDMENT TO LEASE
     THIS SECOND AMENDMENT TO LEASE, dated as of December 14, 2009 (this “Amendment”), between RREEF AMERICA REIT II CORP. PPP, a Maryland corporation, by RREEF Management Company, a Delaware corporation (“Landlord”), and ART TECHNOLOGY GROUP, INC., a Delaware corporation (“Tenant”), for certain premises located in the building in Riverfront Office Park at One Main Street, Cambridge, Massachusetts (“Building”).
RECITALS:
     A. Landlord and Tenant entered into that certain Lease dated for reference April 12, 2006, which was amended by that certain First Amendment To Lease (as amended, the “Lease”) for approximately 44,981 rentable square feet on the sixth and seventh floors of the Building (the “Existing Premises”).
     B. Landlord and Tenant desire to amend the Lease to provide for certain expansion space and extend the Term of the Lease upon terms and conditions as hereinafter set forth.
     C. All terms, covenants and conditions contained in this Amendment shall have the same meaning as in the Lease, and, shall govern should a conflict exist with previous terms and conditions.
AGREEMENT:
     NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
     1. Defined Terms. All terms defined in the Lease retain their meaning herein, unless specified herein to the contrary.
     2. First Expansion Premises. Tenant wishes to lease from Landlord, and Landlord wishes to lease to Tenant, in addition to the Existing Premises, approximately 13,561 rentable square feet of space as approximately depicted on Exhibit A, attached hereto and incorporated herein (the “First Expansion Premises”) on the seventh floor of the Building. Effective August 1, 2010, the Premises subject to the Lease shall consist of the Existing Premises as expanded to include the First Expansion Premises, and all references in the Lease to the “Premises”, unless otherwise provided for in this Amendment, shall refer to such expanded space, which shall consist of approximately 58,542 rentable square feet.
     3. Term. The Term of the Lease is hereby extended to and through December 31, 2018.

     4. Rent Schedule.
Effective August 1, 2010, for the First Expansion Premises Annual Rent in Monthly Installments shall be payable as follows:

Period		Rentable Square	Annual Rent		Monthly Installment
from	through	Footage	Per Square Foot	Annual Rent	of Rent
8/1/2010	12/31/2010	13,561	$0.00	$0.00	$0.00
1/1/2011	12/31/2011	13,561	$39.00	$528,879.00	$44,073.25
1/1/2012	12/31/2012	13,561	$40.00	$542,440.00	$45,203.33
1/1/2013	12/31/2013	13,561	$41.00	$556,001.00	$46,333.42
1/1/2014	12/31/2014	13,561	$42.00	$569,562.00	$47,463.50
1/1/2015	12/31/2015	13,561	$43.00	$583,123.00	$48,593.58
1/1/2016	12/31/2016	13,561	$44.00	$596,684.00	$49,723.67
1/1/2017	12/31/2017	13,561	$45.00	$610,245.00	$50,853.75
1/1/2018	12/31/2018	13,561	$46.00	$623,806.00	$51,983.83
Provided that Tenant is not then in monetary default beyond any applicable notice and cure period, the Monthly Installment of Rent for the First Expansion Premises will be abated for the period of August, 2010 through December, 2010. Otherwise, the Monthly Installment of Rent for each of such months shall be $44,073.25.
Effective January 1, 2012, for the Existing Premises Annual Rent in Monthly Installments shall be payable as follows:

Period		Rentable Square	Annual Rent		Monthly Installment
from	through	Footage	Per Square Foot	Annual Rent	of Rent
1/1/2012	12/31/2012	44,981	$40.00	$1,799,240.00	$149,936.67
1/1/2013	12/31/2013	44,981	$41.00	$1,844,221.00	$153,685.08
1/1/2014	12/31/2014	44,981	$42.00	$1,889,202.00	$157,433.50
1/1/2015	12/31/2015	44,981	$43.00	$1,934,183.00	$161,181.92
1/1/2016	12/31/2016	44,981	$44.00	$1,979,164.00	$164,930.33
1/1/2017	12/31/2017	44,981	$45.00	$2,024,145.00	$168,678.75
1/1/2018	12/31/2018	44,981	$46.00	$2,069,126.00	$172,427.17
     5. Rent Adjustments.
          (a) From and after August 1, 2010 through the Term as herein extended, for the First Expansion Premises, Base Year for Expenses and Insurance shall be the Calendar Year 2011.
          (b) From and after August 1, 2010 through the Term as herein extended, for the First Expansion Premises, Base Year for Taxes shall be Taxes for the Fiscal Year 2011, i.e. the period of July 1, 2010 through June 30, 2011.
          (c) From and after January 1, 2012 through the Term as herein extended, for the Existing Premises, Base Year for Expenses and Insurance shall be the Calendar Year 2012.

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          (d) From and after January 1, 2012 through the Term as herein extended, for the Existing Premises, Base Year for Taxes shall be Taxes for the Fiscal Year 2012, i.e. the period of July 1, 2011 through June 30, 2012.
     6. Tenant’s Proportionate Share. Tenant’s Proportionate Share as to the First Expansion Premises only shall be 4.21%.
     7. Condition of Existing Premises and First Expansion Premises . Tenant acknowledges that Landlord shall have no obligation to perform any construction or make any additional improvements or alterations, or to afford any allowance to Tenant for improvements or alterations, in connection with this Amendment, other than Landlord’s Work pursuant to Exhibit B hereto.
     8. Renewal Option. Section 40.1 of the Lease is hereby amended to delete the words “nine (9) months” as referenced therein and substitute the words “ten (10) months” in their place. Section 40.4 of the Lease is hereby deleted.
     9. Security Deposit. The Security Deposit language as set forth on the Reference Pages of the Lease is hereby deleted and “$738,193.50 in the form of an irrevocable letter of credit as set forth in Article 5” is substituted in its place. Further, the first sentence of Section 5.2.1 of the Lease is hereby deleted.
     10. Landlord’s Address. Landlord’s Address as set forth in the Reference Pages of the Lease is hereby deleted and the following substituted in its place:
c/o RREEF Management Company, 4 Technology Drive, Westborough, MA 01581; with copy to: CB Richard Ellis/New England, Asset Services, One Main Street, Cambridge, MA 02142.
     11. Expansion Option . Article 42 and Exhibit F of the Lease are hereby deleted in their entirety and the following is substituted in their place:
EXPANSION OPTION. Provided Tenant is not then in default under the terms, covenants and conditions of the Lease, Tenant shall have the right to lease approximately four thousand six hundred (4,600) rentable square feet on the seventh floor of the Building as shown on Exhibit A hereto (as the “Second Expansion Premises”) provided Tenant gives written notice to Landlord on or before January 1, 2013 of its exercise of its right to lease the Second Expansion Premises effective August 1, 2013. If Tenant exercises its right to lease hereunder the Second Expansion Premises, effective August 1, 2013, the Second Expansion Premises shall automatically be included within the Premises and subject to all the terms and conditions of the Lease, except as follows:
          (a) Tenant’s Proportionate Share for the Second Expansion Premises shall be 1.43%, and the Base Year for Expenses, Insurance shall be the Calendar Year 2014and for Taxes shall be the Fiscal Year 2014 for the Second Expansion Premises

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          (b) Such space shall be leased on an “as is” basis and Landlord shall have no obligation to improve the space but shall grant to Tenant a fair market tenant improvement allowance.
          (c) The length of the term shall be co-terminus with the Term under this Lease and the Annual Rent and Monthly Installment of Rent for the Expansion Premises shall be the then current fair market rental for comparable space in the Building and in other similar buildings in the same rental market as determined under Article 40.
          (d) The Security Deposit requirement and allocation of parking passes at the then applicable monthly fee shall be proportionately increased.
          (e) If requested by Landlord, Tenant shall, prior to the beginning of the term for the Second Expansion Premises, execute a written memorandum confirming the inclusion of the Second Expansion Premises and the Annual Rent and Monthly Installment of Rent.
     12. Brokers. Landlord and Tenant each (i) represents and warrants to the other that it has not dealt with any broker or finder in connection with this Amendment other than Cushman & Wakefield of Massachusetts, Inc. for Landlord and The Columbia Group for Tenant, which Brokers shall be compensated by Landlord per separate agreement, and (ii) agrees to defend, indemnify and hold the other harmless from and against any losses, damages, costs or expenses (including reasonable attorneys’ fees) incurred by such other party due to a breach of the foregoing warranty by the indemnifying party.
     13. Parking. Effective August 1, 2010, the provision for “Parking” as set forth on the Reference Pages is deleted and the following provision shall be substituted in its place: “59 passes at $225.00 per space per month (see Article 39)”.
     14. Tenant’s Authority. Each of the persons executing this Amendment on behalf of Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the entity has full right and authority to enter into this Amendment, and that all persons signing on behalf of the entity were authorized to do so by appropriate actions. Tenant agrees to deliver to Landlord, simultaneously with the delivery of this Lease, a corporate resolution, evidencing the due authorization of Tenant to enter into this Lease. Each of the persons executing this Amendment on behalf of Landlord represents and warrants that Landlord has been and is qualified to do business in the state in which the Building is located, that Landlord has full right and authority to enter into this Amendment, and that all persons signing on behalf of Landlord were authorized to do so by appropriate actions.
Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued

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pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.
     15. Incorporation. Except as modified herein, all other terms and conditions of the Lease shall continue in full force and effect and Tenant hereby ratifies and confirms its obligations thereunder. Tenant acknowledges that, as of the date of the Amendment, Tenant (i) is not in default under the terms of the Lease; (ii) has no defense, set off or counterclaim to the enforcement by Landlord of the terms of the Lease; and (iii) is not aware of any action or inaction by Landlord that would constitute a default by Landlord under the Lease.
     16. Limitation of Landlord Liability. Redress for any claims against Landlord under the Lease and this Amendment shall only be made against Landlord to the extent of Landlord’s interest in the property to which the Premises are a part. The obligations of Landlord under the Lease and this Amendment shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, the general partners thereof or any beneficiaries, stockholders, employees or agents of Landlord, or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.
     IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first written above.

LANDLORD:		TENANT:

RREEF AMERICA REIT II CORP. PPP, a Maryland corporation		ART TECHNOLOGY GROUP, INC., a Delaware corporation

By:	RREEF America, LLC, a Delaware limited liability company

By:	/s/ R.D. Seaman	By:	/s/ Julie Bradley

	Robert Seaman, Vice President, Asset		Name:	Julie Bradley
	Manager		Title:	CFO

Dated: December 18, 2009		Dated: 12/17/, 2009

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EXHIBIT A — FIRST EXPANSION PREMISES AND SECOND EXPANSION
PREMISES
attached to and made a part of Second Amendment to Lease
dated of December 14, 2009 between
RREEF AMERICA REIT II CORP. PPP, as Landlord and
ART TECHNOLOGY GROUP, INC., as Tenant
One Main Street, Cambridge, Massachusetts 02142
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EXHIBIT B — LANDLORD’S WORK
attached to and made a part of Second Amendment to Lease
dated of December 14, 2009 between
RREEF AMERICA REIT II CORP. PPP, as Landlord and
ART TECHNOLOGY GROUP, INC., as Tenant
One Main Street, Cambridge, Massachusetts 02142
1. Landlord’s Work. Tenant’s architect shall provide space planning and design and Landlord shall obtain permits and provide construction of the work described in Schedule I attached hereto (“Landlord’s Work”). Tenant may not use or occupy the Premises with a number of personnel greater than the building code would permit. As further provided herein, Tenant shall be responsible for the incremental cost of Landlord’s Work in excess of the Maximum TI Allowance (defined below). Further, Tenant shall be responsible for the cost and installation of all of its furniture, fixtures and equipment, including without limitation all data/telecommunications cabling and wiring. The certificate of Tenant’s architect that the work to be done by Landlord pursuant to this Exhibit B has been substantially completed shall be adequate evidence that the Premises have been completed in accordance with the requirements of the Lease.
2. Cost and Allowance.
     2.1 Landlord shall submit to Tenant for Tenant’s approval a written estimate of the cost of Landlord’s Work (an “Estimate”). After obtaining the Estimate, Landlord and Tenant thereafter shall diligently consult to make such modifications to Landlord’s Work as Tenant determines are necessary to reduce the cost of Landlord’s Work. Within fifteen (15) business days after obtaining the Estimate, Landlord will obtain from the selected contractor final pricing for the Landlord’s Work (the “Final Pricing”) for Tenant’s approval. The Final Pricing shall be based on construction drawings prepared by Tenant’s architect, plus any further modifications requested by Tenant prior to Tenant’s approval of the Final Pricing. The Final Pricing shall not be modified except by a change order approved by Landlord and Tenant.
     2.2 Within five (5) business days after Tenant’s approval of the Final Pricing, Landlord may require Tenant to deposit that amount of the amount of the Final Pricing which exceeds the Maximum TI Allowance (the “Tenant Deposit”). The Tenant Deposit shall be held by Landlord in escrow in a separate account as security for the payment of, and shall be credited, without interest, against the sums payable by Tenant under this Lease. Except for demolition work, which Landlord will diligently pursue upon complete execution of this Lease, Landlord shall not be required to commence its other work until the Tenant Deposit is received.
     2.3 This Amendment and the rental rates provided for herein are premised on a total cost of Landlord’s Work not to exceed $857,307.00 (the “Maximum TI Allowance”, which consists of $314,867 attributable towards the Existing Premises and $542,440 attributable towards the First Expansion Premises), which may be allocated in its entirety to either the Existing Premises or the First Expansion Premises. The Maximum TI Allowance may be used any time prior to December 2013. The “cost of Landlord’s Work” includes, without limitation:
          2.3.1 All costs and expenses actually incurred by Landlord pertaining to Landlord’s Work, including, but not limited to, costs charged by contractors, subcontractors and general and other conditions costs and expenses in connection with completing Landlord’s Work and otherwise preparing the Premises for occupancy;
          2.3.2 All costs and expenses, including preparation of the plans as needed, for such construction, and site inspection and contract administration by consulting architects and/or engineers;
          2.3.3 All costs of permits, licenses and other approvals required for the performance of Landlord’s Work; and
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          2.3.4 A construction management fee to Landlord of three percent (3%) of the total of all such costs under the foregoing Sections 2.3.1, 2.3.2 and 2.3.3, but not including any costs exceeding the Maximum TI Allowance.
     2.4 If the total cost of Landlord’s Work exceeds the Maximum TI Allowance, the entire amount of such excess shall be borne by Tenant and shall be paid to Landlord out of the Tenant Deposit; provided that Tenant shall not be liable to pay any such excess above the Final Pricing except to the extent such excess is the result of a change order requested or approved by Tenant. Prior to the payment of any portion of the Tenant Deposit to Landlord, Tenant’s architect shall certify that the work to be paid for has been completed in accordance with the plans and specifications included in Schedule I hereto. Notwithstanding the foregoing, the final Fifty Thousand Dollars ($50,000) of Tenant’s Deposit (the “Holdback”) shall not be released to Landlord until substantial completion of Landlord’s Work, as defined in Section 3 of this Exhibit B. Any portion of Tenant’s Deposit not paid to Landlord pursuant to the provisions of this Exhibit B shall be returned to Tenant within ten (10) days after substantial completion, or if substantial completion does not occur, within ten (10) days after written demand from Tenant.
     2.5 If the total cost of Landlord’s Work exceeds the Maximum TI Allowance, the entire amount of such excess shall be borne by Tenant and shall be paid to Landlord by Tenant upon demand as additional rent under the Lease. If the total cost of Landlord’s Work is less than the Maximum TI Allowance, the entire amount of the difference shall be available for Tenant’s use for other leasehold improvements that would remain with the Premises.
     2.6 Tenant and Tenant’s construction representative and contractor(s) shall have access to the Premises during the construction of Landlord’s Work for purposes of inspecting and monitoring the progress of Landlord’s Work and for installing telecommunications, other communications wiring, furniture installation and security system installation to serve the Premises. Such access and use of the Premises shall be coordinated with Landlord so as not to interfere with or delay the completion of Landlord’s Work.
3. Substantial Completion of Landlord’s Work. Substantial completion of Landlord’s Work shall be evidenced by (i) certification by Tenant’s architect as provided in Section 1 of this Exhibit B; (ii) the issuance of a Certificate of Occupancy; and (iii) Landlord’s and Tenant’s agreement on a punch list for work to be completed by Landlord.
4. Miscellaneous.
     4.1 Except as set forth in this Exhibit B, Landlord has no other agreement with Tenant and has no obligation to do any work with respect to the Premises. Any other work in the Premises which may be permitted by Landlord pursuant to the terms and conditions of the Lease shall be done at Tenant’s sole cost and expense and in accordance with the terms and provisions of the Lease.
     4.2 All rights and remedies of Landlord herein created or otherwise existing at law or equity are cumulative, and the exercise of one or more such rights or remedies shall not be deemed to exclude or waive the right to the exercise of any other rights or remedies. All such rights and remedies may be exercised and enforced concurrently and whenever and as often as deemed desirable.
     4.3 This Exhibit B shall not be deemed applicable to the Second Expansion Premises.
5. Landlord’s Undertakings.
     5.1 Landlord shall keep a complete and accurate accounting of all costs incurred in connection with the Landlord’s Work, and shall provide Tenant with such accounting (the “Cost Accounting”) within forty-five (45) days after the Premises are substantially completed. The Cost Accounting shall be subject to audit by Tenant within sixty (60) days from receipt of such accounting.
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     5.2 Landlord represents and warrants that Landlord’s Work shall be performed in accordance with all applicable laws. Landlord shall, with reasonable speed and diligence file with the appropriate governmental authority or authorities all applications for building permits and other required approvals and shall take whatever reasonable action shall be necessary in connection with all governmental permits and authorizations which may be required in connection with Landlord’s Work. Landlord shall cause the contractor selected to undertake the Landlord’s Work to obtain all such permits and authorizations and provide copies of same to Landlord and Tenant. Landlord shall secure from the contractor a one (1) warranty for the Landlord’s Work that contractor or its subcontractors perform and Landlord will enforce such warranty upon receipt of timely written notice from Tenant of its need to do so with specificities relating to such need.
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SCHEDULE I
LANDLORD’S WORK
Construction per plans and specifications mutually agreed to by the Landlord and Tenant.
Initials

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